Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412, 333-76826), the Registration Statement on Form S-3 (No. 333-39453) and the Registration Statement on Form S-4 (No. 333-37393) of Rural/Metro Corporation of our report dated October 13, 2003, except as to the matter referred to in the section of Note 2 entitled “Earnings Per Share” as to which the date is February 17, 2004, relating to the consolidated financial statements as of June 30, 2003 and 2002 and for the years then ended, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Phoenix, Arizona

March 2, 2004